Exhibit (d)(9)

INVESTMENT ADVISORY AGREEMENT

BETWEEN

FS SERIES TRUST

AND

FS ENERGY ADVISOR, LLC

This Investment Advisory Agreement (the “Agreement”) is made this 29th day of January 2020, by and between FS SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series, FS Energy Total Return Fund (the “Fund”), and FS ENERGY ADVISOR, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is an investment adviser that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust, on behalf of the Fund, desires to retain the Adviser to furnish investment advisory services for the Fund’s investment portfolio, upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.      Duties of the Adviser.

(a)    Retention of Adviser. The Trust, on behalf of the Fund, hereby appoints the Adviser to act as the investment adviser to the Fund and the Adviser will provide to the Fund such investment advice as the Adviser deems advisable and will furnish a continuous investment program for the Fund, subject to the supervision of the board of trustees of the Trust (the “Board” or the “Trustees”), for the period and upon the terms herein set forth:

(i)	in accordance with the investment objectives, policies and restrictions of the Fund in effect from time to time (“Investment Policies”); and

(ii)	during the term of this Agreement in accordance with applicable federal and state laws, rules and regulations, and the Trust’s declaration of trust (“Declaration of Trust”) and bylaws (the “Bylaws”), in each case as may be amended from time to time.

(b)    Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall or, as described herein, oversee one or more sub-advisers (each, a “Sub-Adviser”) within its authority as described herein to, during the term and subject to the provisions of this Agreement:

(i)	furnish a continual investment program for the Fund in accordance with the Fund’s Investment Policies, including but not limited to, reviewing and monitoring the performance of the Fund, reviewing asset and sector allocations of the Fund’s investments, and providing general oversight and monitoring of the performance of any Sub-Adviser;

(ii)	determine the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(iii)	identify, evaluate and, if applicable, negotiate the structure of the investments made by the Fund;

(iv)	execute, monitor and service the Fund’s investments;

(v)	determine the securities and other assets that the Fund shall purchase, retain, or sell;

(vi)	determine the portion of the Fund’s assets that shall be held uninvested;

(vii)	perform due diligence on prospective portfolio companies; and

(viii)	provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably request or require for the investment of its funds.

(c)    Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Trust hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to acquire debt or other financing, the Adviser shall arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through one or more special purpose vehicles, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicles and to make such investments through such special purpose vehicles in accordance with the Investment Company Act.

(d)    Acceptance of Engagement. The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e)    Sub-Advisers. The Adviser may provide the services described above either directly, through the assistance of one or more Sub-Advisers, or by delegating any or all such responsibilities to one or more Sub-Advisers who shall enter into one or more sub-advisory agreements with the Adviser, in all cases, subject to the oversight of the Adviser and the Board. If Sub-Advisers are engaged to provide the services under this Section 1 with respect to different segments of the Fund, the Adviser shall: (i) determine, in the manner described in the prospectus of the Fund from time to time in effect, what portion of the assets belonging to the Fund shall be managed by each Sub-Adviser; (ii) retain the responsibility to set the Fund’s Investment Policies and shall adopt and implement procedures to ensure that the Sub-Advisers comply with the Investment Policies; (iii) oversee the services provided by each Sub-Adviser and its compliance with applicable laws, including any exemptive relief obtained by the Fund; and (iv) monitor and evaluate each Sub-Adviser’s performance and report on same periodically to the Fund’s Board. As of the date of this Agreement, the Sub-Adviser to the Fund is Magnetar Asset Management LLC. In connection with the foregoing:

(i)	The Adviser and not the Trust or the Fund shall be responsible for any compensation payable to any Sub-Adviser.

(ii)	Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including without limitation the requirements relating to the Board and the Fund’s shareholder approval thereunder, and other applicable federal and state law.

(iii)	Any Sub-Adviser shall be subject to the fiduciary duties imposed pursuant to the Sub-Advisory Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(f)     Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.

(g)    Record Retention. Subject to review by, and the overall control of, the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain, or cause to be maintained, all books and records with respect to the Fund’s portfolio transactions and shall deliver to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Trust’s request and upon termination of this Agreement pursuant to Section 9, provided that the Adviser may retain a copy of such records.

2.      The Fund’s Responsibilities and Expenses Payable by the Fund.

(a)    Adviser Personnel. All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund or the Trust.

(b)    Costs. The Fund shall bear all other costs and expenses of its operations and transactions, as provided in the Administration Agreement between the Fund and the Adviser, dated January 29, 2020 (as the same may be amended from time to time, the “Administration Agreement”).

3.   Compensation of the Adviser.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a management fee (“Management Fee”) as hereinafter set forth. The Adviser may agree to waive, in whole or in part, the Management Fee at any time.

(a)    Management Fee. The Management Fee shall be calculated at an annual rate of 1.00% of the Fund’s average daily gross assets. The Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average daily value of the Fund’s gross assets during the most recently completed calendar quarter. All or any part of the Management Fee not taken as to any quarter shall be deferred without interest and may be taken in any such other quarter as the Adviser shall determine. The Management Fee for any partial quarter shall be appropriately pro-rated.

4.   Covenants of the Adviser.

The Adviser covenants that is registered as an investment adviser under the Advisers Act and will maintain such registration. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.   Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.

6.   Other Activities of the Adviser.

The services of the Adviser to the Fund are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director or trustee of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, interestholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, interestholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7.   Responsibility of Dual Trustees, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a trustee, officer and/or employee of the Fund or the Trust and acts as such in any business of the Fund or the Trust, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund or the Trust, respectively, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8.   Indemnification.

The Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser) shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser or such other person in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund with respect to the receipt of compensation for services, and the Fund shall indemnify, defend and protect the Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Delaware or the Declaration of Trust. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of any liability to the Fund or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder) (hereinafter referred to as “disabling conduct”), and nothing contained herein shall constitute a waiver by the Fund of any of its legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

The Fund may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such Indemnified Party is entitled to such indemnification and if the Trustees determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnified Party shall provide security for such Indemnified Party’s undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees who are neither “interested persons” of the Fund (as such term is defined in Section 2(a)(19) of the Investment Company Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification.

All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnified Party is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding paragraph.

The rights accruing to any Indemnified Party under these provisions shall not exclude any other right to which such Indemnified Party may be lawfully entitled.

9.   Effectiveness, Duration and Termination of Agreement.

(a)    Term and Effectiveness. This Agreement shall become effective as of the date of the closing of the reorganization and shall remain in effect for two years from its effective date, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a “majority of the outstanding voting securities” (as such term is defined in Section 2(a)(42) of the Investment Company Act) of the Fund and (ii) the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b)    Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a “majority of the outstanding voting securities” (as such term is defined in Section 2(a)(42) of the Investment Company Act) of the Fund, (ii) by the vote of the Board, or (iii) by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

10.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.	Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act and the Declaration of Trust.

12.	Agency Cross Transactions.

From time to time, the Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Adviser’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Adviser or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Adviser’s part regarding the advisory client. Rule 206(3)-2 under the Advisers Act permits the Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Trust, on behalf of the Fund, authorizes the Adviser or its affiliates to participate in agency cross transactions involving an Account. The Trust may revoke its consent at any time by written notice to the Adviser.

13.	Use of Name.

The Adviser has consented to the use by the Fund of the acronym “FS” in the name of the Fund. Such consent is conditioned upon the employment of the Adviser as the investment adviser to the Fund. The acronym “FS” or the name or identifying word “FS Investments” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Fund to cease using “FS” in the name of the Fund, if the Trust ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser to the Fund. If so required by the Adviser, the Fund will cease using “FS” in its name as promptly as practicable and make all reasonable efforts to remove “FS” from its name including calling a special meeting of shareholders.

14.	Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

15.	Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof, and the remaining provisions of this Agreement shall be interpreted to give maximum effect to the intent of the parties manifested thereby.

16.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. This Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FS SERIES TRUST, on behalf of its series, FS ENERGY TOTAL RETURN FUND

By:	/s/ Micahel C. Forman
Name:	Michael C. Forman
Title:	President

FS ENERGY ADVISOR, LLC

By:	/s/ Micahel C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

Signature Page to Investment Advisory Agreement